ANNEX I

Top-Tier Funds

Registrant	Series
Franklin Templeton Fund Allocator Series	Franklin Templeton Conservative Allocation Fund
Franklin Templeton Corefolio Allocation Fund
Franklin Templeton Founding Funds Allocation Fund
Franklin Templeton Growth Allocation Fund
Franklin Templeton Moderate Allocation Fund
Franklin Templeton 2015 Retirement Target Fund
Franklin Templeton 2025 Retirement Target Fund
Franklin Templeton 2035 Retirement Target Fund
Franklin Templeton 2045 Retirement Target Fund